Exhibit 99.1

NEWS ANNOUNCEMENT

CONTACT:
David Williams	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610-373-2400	212-835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE
Penn National Gaming Reports COVID-19 Impacted First Quarter Revenues of $1.12 Billion,
Net Loss of $608.6 Million, Adjusted EBITDAR of $252.3 Million, and Adjusted EBITDA of $154.8 Million

- PENN Moved Aggressively to Improve Liquidity in the First Quarter, Allowing
the Company to Focus on Long-Term Objectives -

- PENN to Benefit from State-by-State Resumption of Operations, with Nation’s Largest,
Most Diversified Regional Gaming Footprint -

- Omni-Channel Growth Strategy Remains Intact with Scheduled Launch of Barstool Sportsbook App in the Third Quarter -

WYOMISSING, PA (May 7, 2020) - Penn National Gaming, Inc. (NASDAQ: PENN) (“Penn National” or the “Company”) today reported financial results for the three months ended March 31, 2020.

2020 First Quarter Financial Summary

Jay Snowden, President and Chief Executive Officer, commented: “Penn National saw a phenomenal start to 2020, with record results in January and February. Our Company was performing well ahead of guidance in every segment, driven in large part by the introduction of retail sports betting at several properties, which has served as a catalyst for both gaming and non-gaming revenue. We also saw a strong positive reaction, including our stock price hitting an all-time high, following the announcement of our strategic investment in Barstool Sports, which reflects our strategy to become the best-in-class omni-channel provider of retail and online gaming and sports betting entertainment.”

Snowden continued, “That momentum was cut short in mid-March by the COVID-19 pandemic, which required the temporary closure of all 41 of our properties. As a result, our first quarter revenues decreased $166.5 million year-over-year, to $1.12 billion, and we incurred a net loss of $608.6 million due to $616.1 million of impairment losses. While we have faced unprecedented challenges in recent weeks, we are confident that the Company’s long-term growth strategy remains intact, supported by our differentiated omni-channel approach. We sincerely thank the first responders, health care workers and essential personnel around the world who are keeping us safe through this challenging time, and we hope and pray for a swift end to this unprecedented crisis.”

COVID-19 Mitigation Efforts and Resumption of Operations

As previously disclosed, Penn National undertook several aggressive mitigation measures in the days following the temporary closures of its facilities to solidify the balance sheet and improve liquidity. As a result, the Company finished March with $730.7 million of cash on the balance sheet, and its average cash burn (assuming complete closure of all properties) has been reduced to approximately $83 million per month from April through the end of the year. The Company is confident these measures will allow it to weather the temporary suspension of operations without sacrificing any of its long-term objectives.

Mr. Snowden commented, “Upon the reopening of our casinos, we believe Penn National is very well-positioned to resume its positive momentum. Our geographic diversification across 19 states - with no more than 15% of our revenues being derived from any single state - should be a significant benefit as states begin to open casinos on a sequential basis. We expect our regional gaming markets to rebound sooner than destination markets by virtue of our casinos being located in suburban areas that are more easily accessible by car from key population centers.”

Penn National Long-term Growth Strategy Remains On Course

Mr. Snowden continued, “During the mandated closures of our properties, our management team has undertaken a comprehensive reevaluation of our corporate and property operating structures to improve efficiencies, and we are exploring new technologies and innovations that could help reimagine our casinos and enhance the guest experience. We are also in the process of making meaningful upgrades to expand the reach of our industry-leading mychoice loyalty program. We expect the mychoice program to be a powerful tool for our omni-channel strategy, and we are taking steps to connect our land-based casinos to our sports betting and iCasino products to offer customers a compelling incentive to consolidate play across our various platforms. This omni-channel approach will be bolstered by the broad appeal of Barstool Sports, and we look forward to attracting Barstool fans to our casinos through special events and talent appearances once the virus has subsided.

“While our operating team has been busy reconfiguring our casinos for a post-COVID-19 world, our interactive team has been hard at work laying the foundation for future growth online. We have been able to continue the development of our Barstool Sportsbook app and remain on schedule for launch in the third quarter of 2020 on what we anticipate will be a more level playing field with our competitors given the extended absence of major live sports in the months leading up to our launch. Our team of engineers is creating a best-in-class sports betting product, and the Barstool brand, loyal audience and marketing engine will help drive meaningful market share as the product is introduced across our database of 20 million casino customers and Barstool’s audience of over 66 million fans.

“The past several weeks have also reinforced our investment thesis in Barstool Sports. Despite the lack of live sporting events, Barstool has continued to create highly entertaining content in recent weeks, with blog traffic increasing over 20% in April, video views up over 50% and social media accounts seeing meaningful growth. In addition, Barstool has shown continued success in utilizing emerging platforms to expand its reach, including explosive growth on TikTok and the introduction of live video game streaming on Twitch. Barstool’s highly diverse and engaging content is proving to be more relevant than ever in the key demographics we will be targeting, and we continue to believe Barstool’s growing, loyal audience will lead to meaningful reductions in customer acquisition and promotional costs for our sports betting product.

“While Penn National’s overall first quarter results were mixed due to the coronavirus, Penn Interactive had a notably strong first quarter, beating budgeted revenue and EBITDA despite the loss of retail sportsbook revenue for most of March. That momentum has carried into the second quarter, with Penn Interactive experiencing significant growth in users and revenue for both its social and real money gaming products.

“We are especially encouraged by the early results of our iCasino product in Pennsylvania. Despite the state’s excessively high tax rate, which has limited our marketing spend, 40,000 customers have registered for our iCasino product thus far, with roughly 66% of those players being new to our ecosystem or reconnected former patrons. The average age of these players is much younger than our core land-based player, which highlights the lack of cannibalization iCasino has had on our brick and mortar business in the first quarter. Our experience in Pennsylvania has reinforced our view that our casino operating prowess and database will be a significant competitive advantage as additional states authorize iCasino over the coming years - particularly when combined with the potential for significant iCasino cross-sell from the Barstool Sportsbook.

“Penn National is the only operator in the U.S. with a large, geographically diversified land-based gaming footprint, a well-known sports brand, a fully aligned marketing partner and a wholly-owned sports betting and iCasino subsidiary. As such, we are strongly positioned to benefit from the continuing proliferation of sports betting and iCasino legislation - something we expect to accelerate as states seek new tax revenues in the aftermath of the virus. While the last several weeks have been challenging for the Company, our team members and the entire industry, we remain firmly convinced of the long-term potential of our highly differentiated omni-channel approach.”

Summary of First Quarter Results

	For the three months ended March 31,
(in millions, except per share data, unaudited)	2020	2019
Revenues	$1,116.1	$1,282.6
Net income (loss)	$(608.6)	$41.0

Adjusted EBITDA (1)	$154.8	$306.7
Rent expense associated with triple net operating leases (2)	97.5	84.7
Adjusted EBITDAR (1)	$252.3	$391.4
Cash payments to our REIT Landlords under Triple Net Leases (3)	$223.8	$207.9

Diluted earnings (loss) per common share	$(5.26)	$0.35

(1)
See the “Non-GAAP Financial Measures” section below for more information as well as the definitions of Adjusted EBITDA and Adjusted EBITDAR. Additionally, see below for reconciliations of these Non-GAAP financial measures to their GAAP equivalent financial measure.

(2)
Solely comprised of rent expense associated with the operating lease components contained within the Penn Master Lease and the Pinnacle Master Lease (referred to collectively as our “Master Leases”), the Meadows Lease, the Margaritaville Lease, and the Greektown Lease, which we refer to as our “triple net operating leases.” The finance lease components contained within our Master Leases (primarily buildings) are recorded to interest expense (as opposed to rent expense) in accordance with Accounting Standards Codification Topic 842, “Leases.”

(3)
Solely comprised of cash payments made to Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) and VICI Properties Inc. (NYSE: VICI) (referred to collectively as our “REIT Landlords”) under the Master Leases, the Meadows Lease, the Margaritaville Lease, and the Greektown Lease (referred to collectively as our “Triple Net Leases”).

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Segment Information
The Company aggregates its properties into four reportable segments: Northeast, South, West and Midwest.

	For the three months ended March 31,
(in millions, unaudited)	2020	2019
Revenues:
Northeast segment (1)	$520.7	$550.6
South segment (2)	223.3	292.0
West segment (3)	126.6	158.6
Midwest segment (4)	228.1	271.2
Other (5)	20.3	10.2
Intersegment eliminations (6)	(2.9)	—
Total revenues	$1,116.1	$1,282.6

Adjusted EBITDAR:
Northeast segment (1)	$124.5	$164.8
South segment (2)	52.6	97.8
West segment (3)	24.6	49.9
Midwest segment (4)	69.5	99.2
Other (5)	(18.9)	(20.3)
Total Adjusted EBITDAR (7)	$252.3	$391.4

(1)
The Northeast segment consists of the following properties: Ameristar East Chicago, Greektown Casino-Hotel (acquired May 23, 2019), Hollywood Casino Bangor, Hollywood Casino at Charles Town Races, Hollywood Casino Columbus, Hollywood Casino Lawrenceburg, Hollywood Casino at Penn National Race Course, Hollywood Casino Toledo, Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, Marquee by Penn, Meadows Racetrack and Casino, and Plainridge Park Casino.

(2)
The South segment consists of the following properties: 1st Jackpot Casino, Ameristar Vicksburg, Boomtown Biloxi, Boomtown Bossier City, Boomtown New Orleans, Hollywood Casino Gulf Coast, Hollywood Casino Tunica, L’Auberge Baton Rouge, L’Auberge Lake Charles, and Margaritaville Resort Casino. Prior to its closure on June 30, 2019, Resorts Casino Tunica was also included in the South segment.

(3)	The West segment consists of the following properties: Ameristar Black Hawk, Cactus Petes and Horseshu, M Resort, Tropicana Las Vegas, and Zia Park Casino.

(4)
The Midwest segment consists of the following properties: Ameristar Council Bluffs; Argosy Casino Alton; Argosy Casino Riverside; Hollywood Casino Aurora; Hollywood Casino Joliet; our 50% investment in Kansas Entertainment, which owns Hollywood Casino at Kansas Speedway; Hollywood Casino St. Louis; Prairie State Gaming; and River City Casino.

(5)
The Other category consists of the Company’s stand-alone racing operations, namely Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway. The Other category also includes Penn Interactive, which operates our social gaming, internally-branded retail sportsbooks, and iGaming; our management contract for Retama Park Racetrack; and our live and televised poker tournament series that operates under the trade name, Heartland Poker Tour (“HPT”). Expenses incurred for corporate and shared services activities that are directly attributable to a property or are otherwise incurred to support a property are allocated to each property. The Other category also includes corporate overhead costs, which consists of certain expenses, such as: payroll, professional fees, travel expenses and other general and administrative expenses that do not directly relate to or have otherwise not been allocated to a property. For the three months ended March 31, 2020, corporate overhead costs were $24.2 million, compared to $23.1 million for the corresponding prior year period.

(6)	Represents the elimination of intersegment revenues, associated with Penn Interactive and HPT.

(7)
As noted within the “Non-GAAP Financial Measures” section below, Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric or for reconciliation purposes.

Although Penn National did not own Greektown for the three months ended March 31, 2019, the Company believes the following supplemental information is useful to investors to assess the value this transaction brings to the Company and its shareholders. Revenues and Adjusted EBITDAR earned by Greektown for the three months ended March 31, 2019 were $83.7 million and $26.7 million, respectively. The operating results of Greektown were derived from historical financial information. Greektown operating results were adjusted to conform to Penn National’s methodology of allocating certain corporate expenses to properties. Revenues and Adjusted EBITDAR earned by Greektown do not reflect any cost savings or revenue synergies from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from this transaction.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Reconciliation of Comparable GAAP Financial Measure to Adjusted EBITDA,
Adjusted EBITDAR, and Adjusted EBITDAR Margin

	For the three months ended March 31,
(in millions, unaudited)	2020	2019
Net income (loss)	$(608.6)	$41.0
Income tax expense (benefit)	(99.5)	14.8
Income from unconsolidated affiliates	(4.1)	(5.7)
Interest expense, net	129.8	132.3
Other expense	21.8	—
Operating income (loss)	(560.6)	182.4
Stock-based compensation	6.0	3.4
Cash-settled stock-based awards variance	(8.9)	0.4
Loss on disposal of assets	0.6	0.5
Contingent purchase price	(2.2)	4.7
Pre-opening and acquisition costs	3.2	4.4
Depreciation and amortization	95.7	104.1
Impairment losses	616.1	—
Insurance recoveries, net of deductible charges	(0.1)	—
Income from unconsolidated affiliates	4.1	5.7
Non-operating items of joint venture (1)	0.9	1.1
Adjusted EBITDA	154.8	306.7
Rent expense associated with triple net operating leases	97.5	84.7
Adjusted EBITDAR	$252.3	$391.4
Net income (loss) margin	(54.5)%	3.2%
Adjusted EBITDAR margin	22.6%	30.5%

(1)	Consists principally of depreciation and amortization associated with the operations of Hollywood Casino at Kansas Speedway.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

	For the three months ended March 31,
(in millions, except per share data, unaudited)	2020	2019
Revenues
Gaming	$902.9	$1,034.5
Food, beverage, hotel, and other	213.2	248.1
Total revenues	1,116.1	1,282.6
Operating expenses
Gaming	500.9	547.4
Food, beverage, hotel and other	157.0	161.8
General and administrative	307.0	286.9
Depreciation and amortization	95.7	104.1
Impairment losses	616.1	—
Total operating expenses	1,676.7	1,100.2
Operating income (loss)	(560.6)	182.4
Other income (expenses)
Interest expense, net	(129.8)	(132.3)
Income from unconsolidated affiliates	4.1	5.7
Other	(21.8)	—
Total other expenses	(147.5)	(126.6)
Income (loss) before income taxes	(708.1)	55.8
Income tax benefit (expense)	99.5	(14.8)
Net income (loss)	(608.6)	41.0
Less: Net loss attributable to non-controlling interest	—	—
Net income (loss) attributable to Penn National	$(608.6)	$41.0

Earnings (loss) per common share:
Basic earnings (loss) per common share	$(5.26)	$0.35
Diluted earnings (loss) per common share	$(5.26)	$0.35

Weighted-average basic shares outstanding	115.7	116.3
Weighted-average diluted shares outstanding	115.7	118.6

Selected Financial Information
Balance Sheet Data

(in millions, unaudited)	March 31, 2020	December 31, 2019
Cash and cash equivalents	$730.7	$437.4

Bank debt	$2,416.7	$1,896.5
Notes	399.5	399.4
Other long-term obligations (1)	80.8	89.2
Total traditional debt (2)	$2,897.0	$2,385.1

Traditional net debt	$2,166.3	$1,947.7

(1)
Other long-term obligations as of March 31, 2020 primarily include $68.8 million for the present value of the relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, and $12.0 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg.

(2)	Amounts are inclusive of debt discount and debt issuance costs of $31.9 million and $33.9 million, respectively.
Kansas Entertainment Distributions
The Company’s definitions of Adjusted EBITDA and Adjusted EBITDAR add back our share of the impact of non-operating items (such as depreciation and amortization) at our Kansas Entertainment joint venture. Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. The table below presents cash flow distributions we have received from our Kansas Entertainment investment.

	For the three months ended March 31,
(in millions, unaudited)	2020	2019
Cash flow distributions	$8.7	$6.5
Cash Flow Data
The table below summarizes certain cash expenditures incurred by the Company.

	For the three months ended March 31,
(in millions, unaudited)	2020	2019
Cash payments to our REIT Landlords under Triple Net Leases (1)	$223.8	$207.9
Cash refunds related to income taxes, net	$(1.1)	$(1.7)
Cash paid for interest on traditional debt	$33.8	$38.5
Maintenance capital expenditures	$29.7	$36.2

(1)	The three months ended March 31, 2020 include $13.9 million relating to the Greektown Lease, which was acquired in May 2019.

Guidance
As previously disclosed, in light of the COVID-19 outbreak and ongoing uncertainty regarding its magnitude and duration, Penn National has withdrawn its 2020 financial guidance provided on February 6, 2020.

Non-GAAP Financial Measures
The Non-GAAP Financial Measures used in this press release include Adjusted EBITDA, Adjusted EBITDAR, and Adjusted EBITDAR margin. These non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.
We define Adjusted EBITDA as earnings before interest expense, net; income taxes; depreciation and amortization; stock-based compensation; debt extinguishment and financing charges; impairment losses; insurance recoveries and deductible charges; changes in the estimated fair value of our contingent purchase price obligations; gain or loss on disposal of assets; the difference between budget and actual expense for cash-settled stock-based awards; pre-opening and acquisition costs; and other income or expenses. Adjusted EBITDA is inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas Entertainment. Adjusted EBITDA is inclusive of rent expense associated with our triple net operating leases (the operating lease components contained within the Penn Master Lease and Pinnacle Master Lease (primarily land), the Meadows Lease, the Margaritaville Lease, and the Greektown Lease). Although Adjusted EBITDA includes rent expense associated with our triple net operating leases, we believe Adjusted EBITDA is useful as a supplemental measure in evaluating the performance of our consolidated results of operations.
Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We present Adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, and to fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their Adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a commonly-used measure of performance in the gaming industry and that it is considered by many to be a key indicator of the Company’s operating results.
We define Adjusted EBITDAR as Adjusted EBITDA (as defined above) plus rent expense associated with triple net operating leases (which is a normal, recurring cash operating expense necessary to operate our business). Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric. Management believes that Adjusted EBITDAR is an additional metric traditionally used by analysts in valuing gaming companies subject to triple net leases since it eliminates the effects of variability in leasing methods and capital structures. This metric is included as supplemental disclosure because (i) we believe Adjusted EBITDAR is traditionally used by gaming operator analysts and investors to determine the equity value of gaming operators and (ii) Adjusted EBITDAR is one of the metrics used by other financial analysts in valuing our business. We believe Adjusted EBITDAR is useful for equity valuation purposes because (i) its calculation isolates the effects of financing real estate; and (ii) using a multiple of Adjusted EBITDAR to calculate enterprise value allows for an adjustment to the balance sheet to recognize estimated liabilities arising from operating leases related to real estate. However, Adjusted EBITDAR when presented on a consolidated basis is not a financial measure in accordance with GAAP, and should not be viewed as a measure of overall operating performance or considered in isolation or as an alternative to net income because it excludes the rent expense associated with our triple net operating leases and is provided for the limited purposes referenced herein. Adjusted EBITDAR margin is defined as Adjusted EBITDAR on a consolidated basis (as defined above) divided by revenues on a consolidated basis. Adjusted EBITDAR margin is presented on a consolidated basis outside the financial statements solely as a valuation metric.
Each of these non-GAAP financial measures is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the above presented “supplemental information” tables for reconciliations of these measures to the GAAP equivalent financial measures.

Conference Call, Webcast and Replay Details
Penn National is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public. The conference call number is 212-231-2905. Please call five minutes in advance to ensure that you are connected prior to the presentation. Questions will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.pngaming.com. Please allow 15 minutes to register and download and install any necessary software. A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.
This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming
Penn National Gaming owns, operates or has ownership interests in 41 gaming and racing properties in 19 jurisdictions and video gaming terminal operations with a focus on slot machine entertainment. We also offer live sports betting at our properties in Indiana, Iowa, Michigan, Mississippi, Pennsylvania and West Virginia. In total, Penn National’s properties feature approximately 50,000 gaming machines, 1,300 table games and 8,800 hotel rooms. In addition, the Company operates an interactive gaming division through its subsidiary, Penn Interactive Ventures, LLC, which launched iCasino in Pennsylvania and, through strategic partnerships, operates online sports betting in Indiana, Pennsylvania and West Virginia. The Company also has a leading customer loyalty program, mychoice, with over five million active customers.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “goal,” “seeks,” “may,” “will,” “should,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward looking statements include, but are not limited to, statements regarding: COVID-19; the length of time the Company’s gaming properties will be required to remain closed and the impact of these closures on the Company and its stakeholders; demand for gaming once the gaming properties reopen as well as the impact of post-opening restrictions; the impact of COVID-19 on general economic conditions, capital markets, unemployment and the Company’s liquidity, operations, supply chain and personnel; the potential benefits and expected timing of the Morgantown and Perryville transactions with GLPI; the Company’s estimated cash burn and future liquidity, future revenue and Adjusted EBITDAR, including from our iCasino business in Pennsylvania; the expected benefits and potential challenges of the investment in Barstool Sports, including the benefits for the Company’s online and retail sports betting and iCasino products; the expected financial returns from the transaction with Barstool Sports; the expected launch of the Barstool-branded mobile sports betting product and its future revenue and profit contributions; growth opportunities and potential synergies related to the Pinnacle Acquisition; our expectations of future results of operations and financial condition; our expectations for our properties, our development projects or our iGaming initiatives; the timing, cost and expected impact of planned capital expenditures on our results of operations; our expectations with regard to the impact of competition; our expectations with regard to acquisitions, potential divestitures and development opportunities, as well as the integration of and synergies related to any companies we have acquired or may acquire; the outcome and financial impact of the litigation in which we are or will be periodically involved; the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new business partners; our expectations with regard to the impact of competition in online sports betting, iGaming and retail/mobile sportsbooks as well as the potential impact of this business line on our existing businesses; the performance of our partners in online sports betting, iGaming and retail/mobile sportsbooks, including the risks associated with any new business, the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to online sports betting, iGaming and retail/mobile sportsbooks and the impact of any such actions; and our expectations regarding economic and consumer conditions. Such statements are all subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business.
Accordingly, the Company cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the magnitude and duration of the impact of COVID-19 on general economic conditions, capital markets, unemployment and the Company’s liquidity, operations, supply chain and personnel; (b) industry, market, economic, political, regulatory and health conditions; (c) disruptions in operations from data protection breaches, cyberattacks, extreme weather conditions, medical epidemics or pandemics such as the COVID-19, and other natural or manmade disasters or catastrophic events; (d) the reopening of the Company’s gaming properties are subject to various conditions, including numerous regulatory approvals and potential delays and operational restrictions; (e) our ability to access additional capital on favorable terms or at all; (f) our ability to remain in compliance with the financial covenants of our debt obligations; (g) the consummation of the proposed Morgantown and Perryville transactions with GLPI are subject to various conditions, including third-party agreements and approvals, and accordingly may be delayed or may not occur at all; (h) actions to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic could negatively impact guest loyalty and our ability to attract and retain employees; (i) the outcome of any legal proceedings that may be instituted against the Company or its directors, officers or employees; (j) the impact of new or changes in current laws, regulations, rules or other industry standards; (k) the ability of our operating teams to drive revenue and margins; (l) the impact of significant competition from other gaming and entertainment operations; (m) our ability to obtain timely regulatory approvals required to own, develop and/or operate our properties, or other delays, approvals or impediments to completing our planned acquisitions or projects, construction factors, including delays, and increased costs; (n) the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our properties or the award of additional gaming licenses proximate to our properties, as recently occurred with Illinois and Pennsylvania legislation); (o) the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; (p) the activities of our competitors (commercial and tribal) and the rapid emergence of new competitors (traditional, internet, social, sweepstakes based and VGTs in bars and truck stops); (q) increases in the effective rate of taxation for any of our operations or at the corporate level; (r) our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners/municipalities for such transactions; (s) the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; (t) our expectations for the continued availability and cost of capital; (u) the impact of weather, including flooding, hurricanes and tornadoes; (v) changes in accounting standards; (w) the risk of failing to maintain the integrity of our information technology infrastructure and safeguard our business, employee and customer data (particularly as our iGaming division grows); (x) with respect to our iGaming and sports betting endeavors, the impact of significant competition from other companies for online sports betting, iGaming and sportsbooks, our ability to achieve the expected financial returns related to our investment in Barstool Sports, our ability to obtain timely regulatory approvals required to own, develop and/or operate sportsbooks may be delayed and there may be impediments and increased costs to launching the online betting, iGaming and sportsbooks, including delays, and increased costs, intellectual property and legal and regulatory challenges, as well as our ability to successfully develop innovative products that attract and retain a significant number of players in order to grow our revenues and earnings, our ability to establish key partnerships, our ability to generate meaningful returns and the risks inherent in any new business; (y) with respect to our proposed Pennsylvania Category 4 casinos in York and Berks counties, risks relating to construction, and our ability to achieve our expected budgets, timelines and investment returns, including the ultimate location of other gaming properties in the Commonwealth of Pennsylvania; and (z) other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the U.S. Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.